Exhibit 10.3

EXECUTION COPY

TYPE A

HAWKER BEECHCRAFT, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

(Performance-Vesting)

THIS AGREEMENT (the “Agreement”), is made effective as of [DATE] (the “Date of Grant”), between Hawker Beechcraft, Inc., a Delaware corporation (the “Company”), and                              (the “Participant”).

R E C I T A L S:

WHEREAS, the Company has adopted the Hawker Beechcraft, Inc. 2007 Stock Option Plan (the “Plan”), which Plan is incorporated herein by reference and made a part of this Agreement. Capitalized terms not otherwise defined herein shall have the meanings given thereto in the Plan;

WHEREAS, the Company is an indirect parent of HBC; and

WHEREAS, the Committee has determined that it would be in the best interests of the Company and its shareholders to grant an Option to the Participant pursuant to the Plan and the terms set forth herein.

NOW THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties agree as follows:

1.	General.

(a)         Grant of the Option. The Company hereby grants to the Participant the right and option to purchase, pursuant to Section 6 of the Plan and the terms and conditions hereinafter set forth, all or any part of an aggregate of [            ] Shares, subject to adjustment as set forth in the Plan. The Option Price shall be $[PRICE] per share, which the Company and the Participant agree is not less than the Fair Market Value of the Shares as of the date hereof. The Option is granted pursuant to and is governed in all respects by the Plan. This Option is not intended to constitute an incentive stock option under Section 422 of the Code.

(b)         Term. The term of the Option shall be ten (10) years from and after the Date of Grant. Unless the Option is earlier terminated or canceled as provided elsewhere herein, the Option shall expire at the close of regular business hours at the Company’s headquarters on the last day of the term of the Option. Upon such expiration, this Agreement and all rights of the Optionee to exercise the Option shall automatically terminate.

2.	Vesting; Termination of Employment.

(a)        Subject to the earlier termination or cancellation of the Option as set forth herein or in the Plan, the Option shall become vested (but not exercisable) as follows, in each case so long as the Participant’s Employment has not theretofore terminated:

(i)         Prior to the first (1st) anniversary of the Date of Grant, no portion of the Option shall be considered vested;

(ii)         On and after the first (1st) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 20% of the Shares;

(iii)         On and after the second (2nd) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 40% of the Shares;

(iv)         On and after the third (3rd) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 60% of the Shares;

(v)         On and after the fourth (4th) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 80% of the Shares; and

(v)         On and after the fifth (5th) anniversary of the Date of Grant, the Option shall be vested with respect to an aggregate of 100% of the Shares.

The portion of the Option which has become vested pursuant to this section 2(a) is hereinafter referred to as the “Vested Portion.” No portion of the Option will be exercisable until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(b)         If the Participant’s Employment is terminated by the Company for Cause, the Option shall, whether or not then vested or exercisable, be automatically canceled without payment of consideration therefor.

(c)         If the Participant’s Employment is terminated by the Company without Cause, the Participant shall be vested in an additional 20% of the Shares originally subject to the Option. The Option shall, to the extent not previously vested or vesting as described in this Section 2(c), be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(d)         If the Participant’s Employment is terminated by the Company due to the Participant’s death or Disability, the Participant shall be vested in an additional 20% of the Shares originally subject to the Option multiplied by a fraction, the numerator of which is the number of days elapsed in the applicable calendar year of termination prior to such termination of Employment and the denominator of which is 365. The Option shall, to the extent not previously vested or vesting as described in this Section 2(d), be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below.

(e)        If the Participant’s Employment terminates for any reason other than a termination for Cause or a termination described in Section 2(c), the Option shall, to the extent not previously vested be automatically canceled without payment of consideration therefor, and the Vested Portion of the Option shall remain outstanding for the applicable period set forth in Section 3(b); provided that it shall not be exercisable unless and until it has become exercisable pursuant to Section 3(a)(i) or (ii) below .

(f)        In the event of a Transaction the Committee may either (i) cancel the Option and make payment in connection with such cancellation equal to the excess, if any, of the Fair Market Value of the Shares subject to such Option over the aggregate Option Price of such Option or (ii) provide for the issuance of substitute options or other awards that will preserve, as nearly as practicable, the economic terms of the Option, in each case as determined by the Committee in good faith and, in each case, in compliance, to the extent applicable, with Section 409A of the Code as determined by the Board.

3.	Exercise of Option.

(a)        Exercisability.

(i)        If the Participant is employed by a member of the Company Group on the date of consummation of a Liquidity Event, all Shares originally subject to the Option (including those previously eligible for vesting under Section 2(a) which had not yet become vested) shall vest and become exercisable if the Existing Owner Group achieves upon consummation of the Liquidity Event a Cash on Cash Return of at least one hundred and fifty percent (150%). For purposes of this Agreement, “Cash on Cash Return” shall mean the aggregate gross cash return realized by the Existing Owner Group on all of the capital invested by them in the Company or any of its subsidiaries in debt instruments, Shares or other equity securities of any of them (collectively “Company Group Securities”), including by means of direct purchases from any member of the Company Group or through the contribution of debt instruments purchased on the secondary market. In the case of any contributed debt instrument, the amount of capital invested attributable to such debt instrument shall be deemed to be the fair market value of the debt instrument on the date it is contributed, as determined by the Board in good faith. For purposes of calculating Cash on Cash Return for purposes of this Section 3(a)(i), the following shall be included (in each case, however, net of expenses incurred by the Existing Owner Group (other than income and gains taxes) incurred or reasonably expected to be incurred in connection with the realization of such amounts): (i) the amount of cash received (or previously received) by the Existing Owner Group as a result of a sale of securities by the Existing Owner Group, (ii) cash received (or previously received) by the Existing Owner Group in connection with the redemption of securities of the Company Group and (iii) cash dividends or distributions paid (or previously paid) by the Company Group to the Existing Owner Group (including in connection with a recapitalization).

(ii)        If a Participant is no longer employed by a member of the Company Group on the date of consummation of a Liquidity Event, the Vested Portion of the Option that remains outstanding on the date of the Liquidity Event, if any, shall become exercisable if the Existing Owner Group achieves upon consummation of the Liquidity Event a Cash on Cash Return of at least one hundred and fifty percent (150%).

(b)         Post-Termination Period of Exercise.

(i)         In the case of termination of the Participant’s Employment due to the Participant’s death or Disability, subject to any provisions of the Plan and this Agreement to the contrary, the Participant (or his heir or legatee, if applicable) may, at any time prior to earliest to occur of (x) the tenth (10th) anniversary of the date of grant and (y) the first (1st) anniversary of the date of termination of Employment, exercise all or any part of the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) prior to such date.

(ii)         In the case of termination of the Participant’s Employment for any reason other than the Participant’s death or Disability , subject to any provisions of the Plan and this Agreement to the contrary, the Participant may, at any time prior to the earliest to occur of (x) the tenth (10th) anniversary of the Date of Grant and (y) 5:00 pm (Eastern time) on the ninetieth (90th) day following the date of termination of Employment exercise all or any part of the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) prior to such date.

(c)         Method of Exercise.

(i)         Subject to Section 3(a) and (b), the Vested Portion of the Option which has become exercisable pursuant to Section 3(a)(i) or (ii) may be exercised by delivering to the Company at its principal office written notice of intent to so exercise; provided that the Option may be exercised with respect to whole Shares only. Such notice shall specify the number of Shares for which the Option is being exercised (the “Purchased Shares”) and shall be accompanied by payment in full of the Option Price in cash or by check or wire transfer; provided, however, that payment of such aggregate exercise price may instead be made, in whole or in part, by (i) the delivery to the Company of a certificate or certificates representing Shares, duly endorsed or accompanied by a duly executed stock power, which delivery effectively transfers to the Company good and valid title to such Shares, free and clear of any pledge, commitment, lien, claim or other encumbrance (such shares to be valued on the basis of the aggregate Fair Market Value thereof on the date of such exercise), provided that the Company is not then prohibited from purchasing or acquiring such Shares or (ii) by a reduction in the number of Purchased Shares to be issued upon such exercise having a Fair Market Value on the date of exercise equal to the aggregate Option Price in respect of the Purchased Shares, provided that the Company is not then prohibited from purchasing or acquiring such Shares. The Participant shall not have any rights to dividends or other rights of a stockholder with respect to Shares subject to the Option until the Participant has given written notice of exercise of the Option, paid in full for such Shares, satisfied any applicable withholding requirements and, if applicable, satisfied any other conditions imposed by the Committee or pursuant to the Plan or this Agreement.

(ii)         Notwithstanding any other provision of the Plan or this Agreement to the contrary, the Option may not be exercised prior to the completion of any registration or qualification of the Option or the Shares under applicable state and federal securities or other laws, or under any ruling or regulation of any governmental body or national securities exchange

(collectively, the “Legal Requirements”) that the Committee shall in its sole discretion determine to be necessary or advisable, unless an exemption to such registration or qualification is available and satisfied. The Committee may establish additional procedures, as it deems necessary or desirable in connection with the exercise of the Option or the issuance of any Shares upon such exercise to comply with any Legal Requirements. Such procedures may include but are not limited to the establishment of limited periods during which the Option may be exercised or that following receipt of the notice of exercise, and prior to the completion of the exercise, the Participant will be required to affirm the exercise of the Option following receipt of any disclosure deemed necessary or desirable by the Committee.

(iii)         Upon the Committee’s determination that the Option has been validly exercised as to any of the Shares, and that the Participant has paid in full for such Shares and satisfied any applicable withholding requirements, the Company shall issue certificates in the Participant’s name for such Shares.

(iv)         In the event of the Participant’s death, the Vested Portion of the Option shall remain exercisable by the Participant’s executor or administrator, or the person or persons to whom the Participant’s rights under this Agreement shall pass by will or by the laws of descent and distribution as the case may be, to the extent set forth in Section 3(b)(i) (and the term “Participant” shall be deemed to include such heir or legatee). Any such heir or legatee of the Participant shall take rights herein granted subject to the terms and conditions hereof.

(v)         In consideration of the grant of this Option, the Participant agrees that, as a condition to the exercise of any option to purchase Shares (whether this Option or any other option), the Participant shall, with respect to such Shares, have become a party to the Shareholders Agreement.

4.         Participant Covenants. In consideration of and as a condition to the grant of the Option, the Participant agrees to the following covenants.

(a)         Unauthorized Disclosure. The Participant agrees and understands that in the Participant’s position with the Company Group, the Participant has been and will be exposed to and has and will receive information relating to the confidential affairs of the Company and its Affiliates, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company and its Affiliates and other forms of information considered by the Company and its Affiliates to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”). The Participant agrees that at all times during the Participant’s Employment with the Company and thereafter, the Participant shall not disclose such Confidential Information, either directly or indirectly, to any Person without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with his Employment with the Company Group, unless required by law to disclose such information, in which case the

Participant shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Participant’s Employment with the Company Group, the Participant shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Participant during or prior to the Participant’s Employment with the Company Group, and any copies thereof in his (or capable of being reduced to his) possession.

(b)         Non-Competition. By and in consideration of the Company’s entering into this Agreement and granting the Option hereunder, and in further consideration of the Participant’s exposure to the Confidential Information of the Company and its Affiliates, the Participant agrees that the Participant shall not, during the Participant’s Employment with the Company Group and for a period of ninety (90) days thereafter, directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent (1%) or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4(b), so long as the Participant does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof. For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in (i) the ownership of a type certificate of, or the design, manufacture, sale, or marketing of, general aviation aircraft of whatever description, including, without limitation, of whatever size, range, engine type, or intended use, or of military trainer aircraft, or the design, manufacture, distribution, sale, or marketing of airframe components for general aviation aircraft or military trainer aircraft, or the provision of line fixed base operations or maintenance, repair, and/or overhaul services for general aviation aircraft or military trainer aircraft or (ii) any other business proposed to be conducted by the Company or any of its subsidiaries in the Company’s business plan as in effect at that time. During the ninety (90) day period immediately following the conclusion of Participant’s Employment with the Company Group, upon request of the Company, the Participant shall notify the Company of the Participant’s then-current employment status.

(c)         Non-Solicitation of Employees. During the twenty-four (24) months immediately following the date of termination of the Participant’s Employment, the Participant shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within twelve (12) months prior to the date of such solicitation was, an employee of the Company or any of its Affiliates.

(d)         Interference with Business Relationships. During the Restriction Period, the Participant shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) any customer or client of the Company or its subsidiaries to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between the Company or its subsidiaries and any of its or their customers or clients so as to cause harm to the Company or its Affiliates

(e)         Proprietary Rights. The Participant shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Participant’s Employment with the Company and related to the business or activities of the Company and its Affiliates (the “Developments”). Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by the Company and/or its applicable affiliate, the Participant assigns all of his right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement. The Participant acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company and/or its applicable Affiliate as the Participant’s employer. Whenever requested to do so by the Company, the Participant shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company and its Affiliates therein. These obligations shall continue beyond the end of the Participant’s Employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Participant while employed by the Company, and shall be binding upon the Participant’s employers, assigns, executors, administrators and other legal representatives. In connection with his execution of this Agreement, the Participant has informed the Company in writing of any interest in any inventions or intellectual property rights that he holds as of the date hereof. If the Company is unable for any reason, after reasonable effort, to obtain the Participant’s signature on any document needed in connection with the actions described in this Section 4(e), the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact to act for and on the Participant’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4(e) with the same legal force and effect as if executed by the Participant.

5.         No Right to Continued Employment. The granting of the Option evidenced hereby and this Agreement shall impose no obligation on the Company or any other member of the Company Group to continue the Employment of the Participant and shall not lessen or affect the Company’s or such other member’s right to terminate the Employment of such Participant.

6.         Legend on Certificates. The certificates representing the Shares purchased upon the exercise of the Option shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan or the rules, regulations, and other requirements of the Securities and Exchange Commission and any stock exchange upon which such Shares are listed, and any applicable Federal or state laws, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions.

7.         Transferability. The Option and the Participant’s other rights and obligations under the Plan and this Agreement may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant without the prior written consent of the Company otherwise than by will or by the laws of descent and distribution, and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any of its Affiliates; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance. No such permitted transfer of the Option to heirs or legatees of the Participant shall be effective to bind the Company unless the Committee shall have been furnished with written notice thereof and a copy of such evidence as the Committee may deem necessary to establish the validity of the transfer and the acceptance by the transferee or transferees of the terms and conditions hereof. During the Participant’s lifetime, the Option is exercisable only by the Participant.

8.         Withholding. Whenever Shares are to be issued upon exercise of the Option, the Company shall have the right to require the Participant to remit to the Company cash sufficient to satisfy all federal, state and local withholding tax requirements prior to issuance of the Shares and the delivery of any certificate or certificates for such Shares. The Participant may satisfy such tax withholding obligation by surrendering to the Company at the time of exercise Purchased Shares (valued in the manner provided in Section 3(c)(i) above), provided that the Company is not then prohibited from purchasing or acquiring such Shares.

9.         Securities Laws. Upon the acquisition of any Shares pursuant to the exercise of the Option, the Participant will make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

10.       Notices. Any notice necessary under this Agreement shall be addressed to the Company in care of its Secretary at the principal executive office of the Company and to the Participant at the address appearing in the personnel records of the Company for the Participant or to either party hereto at such other address as either party may hereafter designate in writing to the other. Any such notice shall be deemed effective upon receipt thereof by the addressee.

11.       Choice of Law. This agreement shall be governed by and construed in accordance with the laws of the state of New York without regard to principles of conflicts of laws.

12.       Option Subject to Plan. By entering into this Agreement, the Participant agrees and acknowledges that the Participant has received and read a copy of the Plan. The Option is subject to the Plan. The terms and provisions of the Plan, as it may be amended from time to time, are hereby incorporated herein by reference. In the event of a conflict between any term or provision contained herein and a term or provision of the Plan, the applicable terms and provisions of the Plan will govern and prevail.

13.       Signature in Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the Date of Grant.

HAWKER BEECHCRAFT, INC.

By:
Name:
Title:

Agreed and acknowledged as

of the Date of Grant: